Exhibit 99.1

NEWS RELEASE

Geokinetics Reports Second Quarter 2012 Financial Results

HOUSTON, TEXAS — August 9, 2012 — Geokinetics Inc. (NYSE MKT: GOK) today announced its financial results for the quarter ended June 30, 2012.

Second Quarter 2012 Results

Geokinetics Inc. reported a loss applicable to common shareholders for the quarter ended June 30, 2012 of $30.0 million or $1.58 per basic and diluted share.  This compares to a loss applicable to common shareholders of $41.7 million, or $2.34 per basic and diluted share, for the quarter ended June 30, 2011.  Consolidated revenues for the three months ended June 30, 2012 totaled $134.8 million compared to $145.5 million for the comparable period in 2011, a decrease of 7%.  Adjusted EBITDA (a non-GAAP financial measurement, defined below) increased to $21.0 million for the quarter ended June 30, 2012 from $8.8 million for the same period of 2011.

Backlog

Backlog was $394 million as of June 30, 2012.  The Company anticipates that approximately 65% of the backlog at June 30, 2012 will be completed in the third and fourth quarters of 2012 and 35% will be completed in 2013 and 2014.

Commentary

Richard F. Miles, Chief Executive Officer, commented, “During the second quarter of 2012 compared to the prior quarter, we experienced improved activity in our international regions, and lower activity in North America. The falloff in North America activity was the result of job postponements into 2013 and permit delays which created idle time for some of our crews for which we were unable to reschedule jobs at short notice. Even though there is an overall slowdown in bidding activity in North America we are seeing increased activity in Q3 with our crew count back up to 6. Our large Ocean Bottom cable crew operating in Mexico saw significant operational improvement during the second quarter and we fully expect this trend to continue throughout the remainder of 2012. We are finally receiving awards in Australia and the Far East and expect those regions to contribute for the remainder of the year. Our backlog decreased to approximately $394 million at June 30th 2012 and is predominantly in North America, Mexico and Brazil, although as expected our backlog is increasing in both Australia and the Far East which supports our strategy of focusing on those regions along with our core areas.”

Geokinetics Inc. and Subsidiaries

Summary of Results

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues:
Data Acquisition:
North America proprietary	$9,066	$37,984	$73,470	$76,673
International proprietary	100,689	84,638	175,732	201,779
Multi-Client	22,937	21,475	44,432	50,560
Total Data Acquisition	132,692	144,097	293,634	329,012
Data processing & integrated reservoir geosciences	3,345	2,578	7,359	6,408
Eliminations	(1,250)	(1,127)	(2,708)	(2,235)
Total revenue	$134,787	$145,548	$298,285	$333,185

Operating Loss	(11,159)	(27,950)	(25,190)	(49,434)

Net Loss	(27,466)	(39,436)	(50,690)	(68,207)
Preferred stock dividends and accretion costs	(2,517)	(2,271)	(4,943)	(4,474)
Loss applicable to common stockholders	$(29,983)	$(41,707)	$(55,633)	$(72,681)

For basic and diluted shares:
Loss per common share	$(1.58)	$(2.34)	$(2.93)	$(4.08)

Adjusted EBITDA (as defined below)	$20,980	$8,842	$40,291	$27,895

Second Quarter 2012 Financial and Operating Highlights

Data Acquisition:

North America Proprietary

•                  North America proprietary seismic data acquisition revenues for the three months ended June 30, 2012 totaled $9.1 million compared to $38.0 million for the same period of 2011, a decrease of 76%.  The decrease in revenues was primarily the result of decreased crew activity due to postponed projects and permit delays on certain projects in the U.S., resulting in idle crew time. We anticipate certain of the delayed projects to resume late in the third quarter of 2012 and the remainder in 2013.

•                  Adjusted EBITDA (as defined below) for the North America proprietary acquisition business was $(8.0) million for the quarter ended June 30, 2012 compared to $6.3 million for the same period in 2011. The decrease was primarily the result of delayed projects during the current period, resulting in idle crew costs incurred, and increased repair and maintenance costs.

•                  Backlog for the North America proprietary acquisition business at June 30, 2012 was $23.9 million, a decrease of 47% compared to March 31, 2012.  The Company expects to realize approximately 23% of the current backlog in the third quarter of 2012.

International Proprietary

•                  International proprietary seismic data acquisition revenues for the three months ended June 30, 2012 totaled $100.7 million compared to $84.6 million for the same period of 2011, an increase of 19%.  The increase was attributed to increased activity in Suriname, Peru, and Bolivia, and higher production in Mexico.  These increases were partially offset by decreased activity due to the cessation of certain operations in North Africa and the Middle East, and a decrease in activity in the Asia Pacific region, Brazil and Colombia. Revenues were also negatively impacted by permit delays in Brazil.

•                  Adjusted EBTIDA (as defined below) for the International proprietary acquisition business was $17.2 million for the quarter ended June 30, 2012 compared to $(12.2) million for the same period in 2011.  The increase was primarily the result of increased production in Mexico, increased activity in Suriname and Bolivia, higher profitability in Peru and reduced expenses in the Asia Pacific and North Africa regions. Adjusted EBITDA was negatively impacted in 2012 by lower production and idle crew costs in the Asia Pacific region.

•                  Backlog for the International proprietary acquisition business at June 30, 2012 was $309.7 million, a decrease of 21% compared to March 31, 2012.  Of the current backlog for this business, $210.4 million, or 68%, is with national oil companies (NOCs) or partnerships including NOCs.  Moreover, $61.9 million or 20% of the backlog for this business is in shallow water transition zones and ocean-bottom-cable environments.  The Company expects to realize approximately 30% of the current backlog in this business in the third quarter of 2012.

Multi-Client

•                  Multi-Client revenues for the three months ended June 30, 2012 totaled $22.9 million compared to $21.5 million for the same period of 2011. The increase was primarily due to an increase in late sales, partially offset by a decrease in prefunding revenues.

•                  Adjusted EBTIDA (as defined below) for the Multi-Client business was $22.4 million for the quarter ended June 30, 2012 compared to $20.9 million for the same period in 2011. The increase was primarily due to increased late sales, partially offset by decreased prefunding revenues.

•                  Backlog for the Multi-Client business at June 30, 2012 was $53.8 million, an increase of 141% compared to March 31, 2012.  The Company expects to realize approximately 35% of the current backlog in the third quarter of 2012.

Data Processing & Integrated Reservoir Geosciences

•                  Data Processing and Integrated Reservoir Geosciences revenues for the three months ended June 30, 2012 totaled $3.3 million compared to $2.5 million for the same period of 2011, an increase of 32%. The increase was primarily the result of variations in the size and type of processing jobs performed.

•                  Adjusted EBITDA (as defined below) for the Data Processing & Integrated Reservoir Geosciences business was $0.2 million for the quarter ended June 30, 2012 compared to $ (0.4) million for the same period in 2011. The increase was primarily the result of improved pricing and more efficient computer utilization.

•                  Backlog for the Data Processing & Integrated Reservoir Geosciences business at June 30, 2012 was $6.6 million, an increase of 27% compared to March 31, 2012. The Company expects to realize approximately 44% of the current backlog in this business in the third quarter of 2012.

Other Expenses

•                  General and administrative expense for the three months ended June 30, 2012 totaled $20.4 million as compared to $15.8 million for the same period in 2011.  The increase was primarily the result of an increase in certain professional services costs related to the Company’s restructuring efforts and increased employee-related expenses, partially offset by reductions in our international regions resulting from cost reduction efforts and the cessation of operations in certain locations.

•                  Depreciation and amortization expense for the three months ended June 30, 2012 totaled $32.1 million as compared to $36.8 million for the same period of 2011.  Amortization of multi-client data for the three months ended June 30, 2012 and 2011 was $14.3 million and $17.7 million, respectively.

Financial Condition

•                  Cash and cash equivalents totaled $36.0 million as of June 30, 2012, of which approximately $12.3 million is designated for multi-client investments, which is not fully available for current obligations. Restricted cash (including $3.1 million of restricted cash classified as non-current) totaled $5.7 million as of June 30, 2012.

•                  The Company continued to incur operating losses primarily due to delays in project commencements, low asset utilization, idle crew costs, and the Mexico liftboat incident, which resulted in serious concerns about the Company’s liquidity beginning in 2011 and continuing into 2012.  In an effort to address these liquidity issues, the Company’s management instituted a number of steps, including the decision to close some of its regional offices and exit certain operations around the world where the long-term prospects for profitability were not in line with the Company’s business goals.  Additionally, the Company’s management continues to focus on cost reductions, potential additional sales of assets, further centralization of bidding and management services to provide a higher level of control over costs and bidding on seismic acquisition services under careful consideration of required capital expenditures for additional equipment or restrictions in cash required for bid or performance bonds. In addition to working with the Company’s financial advisor regarding a possible restructuring of our indebtedness and capital structure, the Company’s management is currently reviewing other strategic and financial alternatives, and it may adopt other strategies.

•                  Capital expenditures as of June 30, 2012 were approximately $11.7 million, which includes $2.4 million of capital leases.  Our Board of Directors has approved a capital expenditure budget for 2012 of approximately $27.0 million. In addition, 2012 multi-client data library investments were approximately $29.1 million as of June 30, 2012.  All of the expected multi-client projects have pre-funding levels ranging from 80% to 100% of their anticipated cash expenses.

Second Quarter 2012 Average Crew Count Review and Third Quarter 2012 Outlook

	2Q12	3Q12E
North America Data Acquisition
Land Proprietary	1.50	4.75
Land Multi-Client	2.50	1.00
	4.00	5.75

International Data Acquisition
Land Proprietary	4.00	6.50
Shallow Water (Ocean-Bottom-Cable/Transition Zone)	1.75	1.25
	5.75	7.75

Total	9.75	13.50

Conference Call and Webcast Information

Geokinetics Inc. has scheduled a conference call for Friday, August 10, 2012, at 10:00 a.m. EDT (9:00 a.m. CDT).  To participate in the conference call, dial (866) 825-1692 for domestic callers, and (617) 213-8059 for international callers a few minutes before the call begins using pass code 67177440 and ask for the Geokinetics 2nd Quarter Earnings Conference Call.  A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 17, 2012.  To access the replay, dial (888) 286-8010 for domestic callers or (617) 801-6888 for international callers, in both cases using pass code 53939456.

The webcast may be accessed online through Geokinetics’ website at http://www.geokinetics.com in the Investors section.  A webcast archive will also be available at http://www.geokinetics.com shortly after the call and will be accessible for approximately 90 days.  For more information regarding the conference call, please contact Richard Miles, President and Chief Executive Officer, by dialing 713-850-7600 or by email at richard.miles@geokinetics.com.

Geokinetics Inc. is a leading provider of seismic data acquisition, seismic data processing services and multi-client seismic data to the oil and gas industry worldwide. Headquartered in Houston, Texas, Geokinetics is the largest Western contractor acquiring seismic data onshore and in transition zones in oil and gas basins around the world. Geokinetics has the crews, experience and capacity to provide cost-effective world class data to its international and North American clients. For more information on Geokinetics, visit http://www.geokinetics.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  All statements, other than statements of historical facts, included in this earnings release that address activities, events or developments that Geokinetics expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements include but are not limited to statements about the business outlook for the year, backlog and bid activity, business strategy, the implementation of cost-saving and liquidity enhancing measures and strategic and financial alternatives, related financial performance and all statements with respect to future events.  These statements are based on certain assumptions made by Geokinetics based on management’s experience and perception of historical trends, industry conditions, market position, future operations, profitability, liquidity, backlog, capital resources and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Geokinetics, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, job delays or cancellations, reductions in oil and gas prices, the continued disruption in worldwide financial markets, impact from severe weather conditions, the Company’s ability to implement cost-saving and liquidity enhancing measures and strategic and financial alternatives and other important factors that could cause actual results to differ materially from those projected, or backlog not to be completed, as described in the Company’s reports filed with the Securities and Exchange Commission. Backlog consists of written orders and estimates of Geokinetics’ services which it believes to be firm, however, in many instances, the contracts are cancelable by customers so Geokinetics may never realize some or all of its backlog which may lead to lower than expected financial performance.

Although Geokinetics believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will be correct.  All of Geokinetics’ forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and Geokinetics undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Geokinetics Inc. and Subsidiaries

GAAP Reconciliation

(In thousands, except per share amounts)

The Company defines Adjusted EBITDA as Net Income (Loss) (the most directly comparable Generally Accepted Accounting Principles (GAAP) financial measure) before Interest, Taxes, Other Income (Expense) (including foreign exchange gains/losses, gains/losses, loss on early redemption of debt, from changes in fair value of derivative liabilities and other income/expense), Asset Impairments and Depreciation and Amortization.  “Adjusted EBITDA”, as used and defined by the Company, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP.  Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by or used in operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  However, the Company believes Adjusted EBITDA is useful to an investor in evaluating its operating performance because this measure: (1) is widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; (2) helps investors to more meaningfully evaluate and compare the results of the Company’s operations from period to period by removing the effect of its capital structure and asset base from its operating structure; and (3) is used by the Company’s management for various purposes, including as a measure of operating performance, in presentations to its Board of Directors, as a basis for strategic planning and forecasting, and as a component for setting incentive compensation. There are significant limitations to using Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the Company’s net income or loss, and the lack of comparability of results of operations of different companies..

See below for reconciliation from Loss Applicable to Common Stockholders to Adjusted EBITDA amounts referred to above:

	Three Months Ended
	June 30,
	2012	2011
	(Unaudited)

Loss applicable to common stockholders	$(29,983)	$(41,707)
Preferred stock dividends and accretion costs	2,517	2,271
Net loss	(27,466)	(39,436)
Provision for income taxes	6,202	2,194
Interest expense, net of interest income	12,836	12,941
Other income, net (as defined above)	(2,731)	(3,649)
Depreciation and amortization(1)	32,139	36,792
Adjusted EBITDA	$20,980	$8,842

(1)          Includes $14.3 million and $17.7 million, respectively, in amortization expense related to multi-client data library.

Geokinetics Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:

Cash and cash equivalents	$36,006	$44,647
Accounts receivable, net	109,494	160,736
Other current assets	26,811	33,017
Total current assets	172,311	238,400

Property and equipment, net	186,718	212,636
Multi-client data library, net	28,110	41,512
Other assets, net	23,707	21,624
Total assets	$410,846	$514,172

LIABILITIES, MEZZANINE EQUITY AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$42,877	$79,300
Other accrued and current liabilities	117,725	136,023
Total current liabilities	160,602	215,323

Long-term debt and capital lease obligations, net of current portion	350,168	350,183
Mandatorily redeemable preferred stock	57,935	53,210
Other liabilities	11,391	14,962
Total liabilities	580,096	633,678

Mezzanine equity:
Preferred stock, Series B Senior Convertible, $10.00 par value; 2,500,000 shares authorized, 368,782 shares issued and outstanding at June 30, 2012 and 351,444 shares issued and outstanding at December 31, 2011	88,194	83,313

Stockholders’ deficit	(257,444)	(202,819)
Total liabilities, mezzanine equity and stockholders’ deficit	$410,846	$514,172

Geokinetics Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Total revenue	$134,787	$145,548	$298,285	$333,185

Expenses:
Direct operating	93,415	120,896	220,354	271,187
Depreciation and amortization	32,139	36,792	65,481	77,329
General and administrative	20,392	15,810	37,640	34,103

Total expenses	145,946	173,498	323,475	382,619

Loss from operations	(11,159)	(27,950)	(25,190)	(49,434)

Other income (expense):
Interest expense, net	(12,836)	(12,941)	(25,575)	(24,090)
Gain from change in fair value of derivative liabilities	3,720	4,529	5,604	8,972
Other, net	(989)	(880)	1,613	(827)
Total other income (expense), net	(10,105)	(9,292)	(18,358)	(15,945)

Loss before income taxes	(21,264)	(37,242)	(43,548)	(65,379)

Provision for income taxes	6,202	2,194	7,142	2,828

Net Loss	(27,466)	(39,436)	(50,690)	(68,207)

Preferred stock dividends and accretion costs	(2,517)	(2,271)	(4,943)	(4,474)

Loss applicable to common stockholders	$(29,983)	$(41,707)	$(55,633)	$(72,681)

For Basic and Diluted Shares:
Loss per common share	$(1.58)	$(2.34)	$(2.93)	$(4.08)
Weighted average common shares outstanding	19,022	17,838	19,006	17,831

Geokinetics Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2012	2011
OPERATING ACTIVITIES

Net loss	$(50,690)	$(68,207)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	65,481	77,329
Loss on prepayment of debt, amortization of deferred financing costs, and accretion of debt discount	2,816	4,726
Change in fair value of derivative liabilities	(5,604)	(8,972)
Other, net	590	4,571
Changes in operating assets and liabilities:
Changes in operating assets	60,956	35,222
Changes in operating liabilities	(47,041)	—
Net cash provided by operating activities	26,508	44,669

INVESTING ACTIVITIES
Investment in multi-client data library, net	(29,130)	(40,256)
Purchases and acquisition of property and equipment	(9,267)	(9,381)
Purchases of other assets	(409)	(1,519)
Proceeds from sale/disposal of assets	14,786	1,626
Change in restricted cash	(6,917)	—
Net cash used in investing activities	(30,937)	(49,530)

FINANCING ACTIVITIES
Proceeds from issuance of debt	—	58,312
Payments on debt	—	(33,000)
Other, net	(4,212)	(1,523)
Net cash provided by (used in) financing activities	(4,212)	23,789

Net increase(decrease) in cash	(8,641)	18,928
Cash at the beginning of period	44,647	42,851
Cash at the end of period	$36,006	$61,779

Supplemental disclosures of cash flow information (in thousands):
Cash disclosures:
Interest paid	$18,379	$16,800
Income taxes paid	$2,571	$3,817
Non-cash disclosures:
Capitalized depreciation to multi-client data library	$2,407	$2,440
Purchase of property and equipment under capital lease and vendor financings, net of down payments	$2,430	$3,835

Contact:

Richard F. Miles

Chief Executive Officer

Geokinetics

(713) 850-7600